EXHIBIT 11

STATEMENT OF COMPUTATION OF EARNINGS PER SHARE

	Nine Months Ended September 30, 2006		Nine Months Ended September 30, 2005
	Shares	Earnings Per Share	Shares	Earnings Per Share
	(in Thousands)		(in Thousands)
Basic Weighted Average Shares Outstanding	16,565	$1.10	12,212	$0.97

Diluted
Average Shares Outstanding	16,565		12,212
Common Stock Equivalents	335		336

	16,900	$1.08	12,548	$0.94

	Three Months Ended September 30, 2006		Three Months Ended September 30, 2005
	Shares	Earnings Per Share	Shares	Earnings Per Share
	(in Thousands)		(in Thousands)
Basic Weighted Average Shares Outstanding	18,636	$0.38	12,899	$0.36

Diluted
Average Shares Outstanding	18,636		12,899
Common Stock Equivalents	335		319

	18,971	$0.37	13,218	$0.33